UNDERWRITING AGREEMENT

Schedule A

FUNDS TO BE SERVICED

Jacobs & Company Mutual Fund	AlphaStream Special Equity Fund
The Biondo Growth Fund	Arrow Alternative Solutions Fund
Critical Math Fund	Sierra Core Retirement Fund
Biltmore Index Enhancing Fund	Anchor Multi-Strategy Growth Fund
Biltmore Contrarian Momentum Fund	Arrow DWA Tactical Fund
Biltmore Momentum/Dynamic ETF Fund	PathMaster Domestic Equity Fund
The Arrow DWA Balanced Fund	Wayne Hummer Large Cap Core Fund
Changing Parameters Fund	Free Enterprise Action Fund
The Autopilot Managed Growth Fund	EAS Genesis Fund
Pacific Financial Core Equity Fund	KCM Macro Trends Fund
Pacific Financial Explorer Fund	EM Capital India Gateway Fund
Pacific Financial International Fund	Oxford Global Total Return Fund
Pacific Financial Strategic Conservative Fund	Generations Multi-Strategy Large Cap Equity
Pacific Financial Tactical Fund	MutualHedge Equity Long-Short Legends
Palantir Fund	MutualHedge Event Driven Legends Fund
Roanoke Small-Cap Growth Fund	Wade Core Destination Fund
The Gratio Values Fund	SouthernSun Small Cap Fund

This schedule was amended on March 30, 2007 to add Pacific Financial, Palantir Fund, Roanoke Small-Cap Growth Fund and The Gratio Values Fund.

This schedule was amended on June 28, 2007 to add AlphaStream Special Equity Fund and Arrow Alternative Solutions Fund

This schedule was amended on November 15, 2007 to add Sierra Core Retirement Fund

This schedule was amended on December 18, 2007 to add Anchor Multi-Strategy Growth Fund

This schedule was amended on March 17, 2008 to add Arrow DWA Tactical Fund, PathMaster Domestic Equity Fund, Wayne Hummer Large Cap Core Fund, Free Enterprise Action Fund, EAS Genesis Fund and KCM Macro Trends Fund.

This schedule was amended on May 29, 2008 to add EM Capital India Gateway Fund and Oxford Global Total Return Fund.

This schedule was amended on June 26, 2008 to add Generations Multi-Strategy Large Cap Equity Fund, MutualHedge Equity Long-Short Legends Fund, MutualHedge Event Driven Legends Fund, and Wade Core Destination Fund.

This schedule was amended on July 22, 2008 to add SouthernSun Small Cap Fund.

UNDERWRITING AGREEMENT

Schedule B-29

SouthernSun Small Cap Fund

Fee Schedule

This Fee Schedule is part of the Underwriting Agreement dated September 12, 2003 by and between SouthernSun Asset Management, Inc. and Northern Lights Distributors, LLC (formerly Aquarius Fund Distributors, LLC.). This Schedule B shall be effective October 1, 2007.

Service Fee

For services performed hereunder, the Trust shall pay an annual fee equal to the greater of $7,500 per Fund or 0.01% per annum of each Fund's average daily net assets, payable monthly in arrears.

The Trust shall also pay an additional fee of 25% over the cost of NASD reviewed sales and marketing material.

Out-of-Pocket Expenses

The Fund(s) shall pay all reasonable out-of-pocket expenses incurred by NLD in connection with activities performed for the Fund(s) hereunder including, without limitation:

• typesetting, printing and distribution of prospectuses and shareholder reports

• production, printing, distribution and placement of advertising and sales literature and materials

• engagement of designers, free-lance writers and public relations firms

• long distance telephone lines, services and charges

• postage

• overnight delivery charges

• NASD fees

• marketing expenses

• record retention fees

• travel, lodging and meals

• NSCC charges

Licensing

NLD will offer licensing for individuals associated with the Fund(s) for the sole purpose of permitting such individuals to engage in general sales related activities for the Fund(s). NLD will determine in its discretion whether or not an individual is permitted to hold a securities license through NLD. Individual licensing costs will be $2,500 plus out-of-pocket expenses (Out-of-pocket expenses include, but are not limited to, insurance at $3,000 per year, per representative and state licensing fees).

In the event the fees authorized by the Fund(s) for payment to NLD are insufficient to cover the fees due to NLD for its services provided hereunder, SouthernSun Asset Management, Inc., the investment adviser to the Fund(s) agrees to pay NLD the remaining balance of any fees due and payable to NLD according to this fee schedule within 15 days of request.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, effective as of the 22nd day of July 2008.

NORTHERN LIGHTS FUNDS TRUST

NORTHERN LIGHTS DISTRIBUTORS, LLC

(on behalf of SouthernSun Small Cap Fund)

By: __________________________

By: ___________________________

Andrew Rogers

Brian Nielsen

President

President

ATTESTED TO AND AGREED:

SouthernSun Asset Management, Inc.

By: __________________________

Name:

Title: